Exhibit 10.2

FORM OF
OPERATING AGREEMENT
FOR
                    , LLC
A DELAWARE LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, OR TRANSFERRED, UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

i

2.4	Office and Agent	5
2.5	Addresses of the Members and the Manager	5
2.6	Purpose and Business of the Company	6

ARTICLE III - CAPITAL CONTRIBUTIONS		6
3.1	Initial Capital Contributions	6
	A. Class A Member	6
	B. Class B Member	6
	C. Class C Members	6
3.2	Additional Capital Contributions	6
	A. Class A Member	6
	B. Class B Member	6
	C. Class C Members	7
	D. No Further Capital Contributions Required	7
3.3	Capital Accounts	7
3.4	No Interest on Capital Contributions	7
ARTICLE IV - MEMBERS		7
4.1	Limited Liability	7
4.2	Admission of Members	7
4.3	Withdrawals or Resignations	8
4.4	Termination of Membership Interest	8
4.5	Transaction With The Company	8
4.6	Remuneration to Members	8
4.7	Members Are Not Agents	8
4.8	Voting Rights	8
4.9	Meeting of Members	8

ARTICLE V - MANAGEMENT AND CONTROL OF THE COMPANY
5.1	Management of the Company by Manager	9
5.2	Powers of Manager	10
	A. Powers of Manager	10
	B. Limitations on Power of Manager	10
5.3	Performance of Duties; Liability of Manager	11
5.4	Devotion of Time	11
5.5	Competing Activities	11
5.6	Transactions between the Company and the Manager	12
5.7	Payments to Manager or its Affiliates	12
5.8	Officers	12
5.9	Limited Liability	12

ARTICLE VI - ALLOCATIONS OF NET PROFITS AND
NET LOSSES AND DISTRIBUTION		13
6.1	Allocations of Net Profit and Net Loss	13
	A. Net Loss	13
	B. Net Profit	13
6.2	Special Allocations	13
	A. Minimum Gain Chargeback	13
	B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt	14
	C. Nonrecourse Deductions	14

	D. Member Nonrecourse Deductions	14
	E. Qualified Income Offset	14
6.3	Code Section 704(c) Allocations	14
6.4	Allocation of Net Profits and Losses and Distribution in Respect of a Transferred Interest	15
6.5	Distributions	15
	A. Operations	15
	B. Dispositions	15
	C. Holder of Record	15
6.6	Form of Distribution	15
6.7	Restriction on Distributions	16
6.8	Return on Distributions	16
6.9	Obligations of Members to Report Allocations	16

ARTICLE VII - TRANSFER AND ASSIGNMENT OF INTERESTS		16
7.1	Transfer and Assignment of Interests	16
7.2	Substitution of Members	17
7.3	Effective Date of Transfers	17
7.4	Rights of Legal Representatives	17

ARTICLE VIII - ACCOUNTING, RECORDS, REPORTING BY MEMBERS		17
8.1	Books and Records	17
8.2	Delivery to Members	18
8.3	Annual Statements	18
8.4	Filings	18
8.5	Bank Accounts	18
8.6	Accounting Decisions and Reliance on Others	19
8.7	Tax Matters for the Company Handled by Manager and Tax Matters Partner	19

ARTICLE IX DISSOLUTION AND WINDING UP		19
9.1	Dissolution	19
9.2	Winding-Up	19
9.3	Distributions in Kind	19
9.4	Order of Payment Upon Dissolution	20
9.5	Limitations on Payments Made in Dissolution	20

ARTICLE X - INDEMNIFICATION AND INSURANCE		20
10.1	Indemnification of Agents	20
10.2	Insurance	20

ARTICLE XI - CONFIDENTIALITY AND NON-COMPETITION		20
11.1	Noncompetition	20
11.2	Confidentiality	21
	A. Definition	21
	B. No Disclosure, Use, or Circumvention	21
	C. Maintenance of Confidentiality	21
11.3	Non-Solicitation	21
11.4	Reasonableness of Restrictions; reformation; Enforcement	21
11.5	Specific Performance	22

ARTICLE XII - INVESTMENT REPRESENTATIONS		22
12.1	Pre-existing Relationship or Experience	22
12.2	No Advertising	23
12.3	Investment Intent	23
12.4	Consultation with Attorney	23
12.5	Tax Consequences	23
12.6	No Assurance of Tax Benefits	23

ARTICLE XIII - MISCELLANEOUS		23
13.1	Complete Agreement	23
13.2	Binding Effect	23
13.3	Parties in Interest	23
13.4	Pronouns; Statutory References	24
13.5	Headings	24
13.6	Interpretation	24
13.7	References to this Agreement	24
13.8	Jurisdiction	24
13.9	Limitations on Legal Actions	24
13.10	Mediation	24
13.11	Exhibits	24
13.12	Severability	25
13.13	Additional Document and Acts	25
13.14	Notices	25
13.15	Amendments	25
13.16	Reliance on Authority of Person Signing Agreement	25
13.17	No Interest in Company Property; Waiver of Action for Partition	25
13.18	Multiple Counterparts	25
13.19	Attorney Fees	25
13.20	Time is of the Essence	26
13.21	Remedies Cumulative	26
13.22	Special Power of Attorney	26
	A. Attorney in Fact	26
	B. Irrevocable Power
	C. Signatures	26

EXHIBIT A	Capital Contributions of Members and
	Addresses of Members and Managers

EXHIBIT B	Designated Bakery-Cafes
	Exhibit A

OPERATING AGREEMENT
FOR
                    , LLC
A DELAWARE LIMITED LIABILITY COMPANY

     This Operating Agreement, is made as of             , 20   , by and among the parties listed on the signature pages hereof, with reference to the following facts:

     A.     On             , 20   , a Certificate of Formation for            , LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware, was filed with the Delaware Secretary of State.

     B.     The parties desire to adopt and approve a limited liability company operating agreement for the Company.

     NOW, THEREFORE, the parties by this Agreement set forth the operating agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

ARTICLE I

DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

     1.1 “Act” shall mean the Delaware Limited Liability Company Act as the same may be amended from time to time.

     1.2 “Adjusted Bakery-Cafe Net Profit” shall mean, with respect to a Bakery-Cafe, in which the Class B Member has a Sharing Percentage of more than zero percent (0%), the total profit (or loss) of such Bakery-Cafe for any period after taking into account (i) the expenses for such period which are incurred solely with respect to such Bakery-Cafe (including, but not limited to the Class C Member’s annual salary and benefits) which are of the types reflected on the form of store operating statement generally used by Panera for its individual bakery-cafes as such form may be modified by Panera from time-to-time, (ii) for any period, all costs incurred by Panera, Asiago or their affiliates relating to district (including, but not limited to the Class B Member’s annual salary and benefits), regional and area supervision above the individual bakery-cafe level, bakery supervision, field training, training functions, neighborhood marketing and recruiting and relocation, donation credit or as other shared costs, as such costs may be allocated by Panera to Asiago or Company from time-to-time to reflect such Bakery-Cafe’s proportionate share of such costs among all bakery-cafes owned or managed by Panera, Asiago or their affiliates; and (iii) a management fee of      percent (   %) of the Gross Sales for such Bakery-Cafe during such period.

     1.3 “Affiliate” of a Member or Manager shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Manager, as applicable. The term “control”, as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

     1.4 “Applicable Net Profit Allocation Percentage” shall mean (i)     percent (   %) during the Period in which the cumulative number of open Bakery-Cafes in which the Class B Member has a Sharing Percentage of more than zero percent (0%) is at least      (   ) up to      (); (ii)       percent (   %) during the Period in which such cumulative number of open Bakery-Cafes is at least      (   ) up to      (   ); (iii)      percent (   %) during the Period in which such cumulative number of open Bakery-Cafes is at least       (     ); and (iv) notwithstanding that the Applicable Net Profit Allocation Percentage may change as additional Bakery-Cafes are opened, at any given time, the Applicable Net Profit Allocation Percentage shall be the same amount for each Bakery-Cafe (by way of example, if the cumulative number of such Bakery-Cafes increases to five (5), the Applicable Net Profit Allocation Percentage for each of the five (5) Bakery-Cafes shall thereupon be       percent (     %) instead of the       percent (     %) which had been in effect when only four (4) Bakery-Cafes had been open).

     1.5 “Agreement” shall mean this Operating Agreement, as originally executed and as amended from time to time.

     1.6 “Asiago” shall mean ASIAGO BREAD, LLC, a Delaware limited liability company.

     1.7 “Assignee” shall mean the owner of an Economic Interest who has not been admitted as a substitute Member in accordance with Article VII.

     1.8 “Bakery-Cafe” shall mean any bakery, restaurant and/or cafe which uses the Marks (or the Mark “Saint Louis Bread” or “Saint Louis Bread Company”) and System.

     1.9 “Bakery-Cafe Net Profit” shall mean, with respect to a Bakery-Cafe, in which a Class C Member has a Sharing Percentage of more than zero percent (0%), the total profit (or loss) of such Bakery-Cafe for any period after taking into account (i) the expenses for such period which are incurred solely with respect to such Bakery-Cafe (including, but not limited to the Class C Member’s annual salary and benefits) which are of the types reflected on the form of store operating statement generally used by Panera for its individual bakery-cafes as such form may be modified by Panera from time-to-time, and (ii) a management fee of       percent (     %) of the Gross Sales for such Bakery-Cafe during such period.

     1.10 “Bankruptcy” of a Member shall mean: (a) the filing of a voluntary petition in bankruptcy by such Member; (b) such Member is adjudged a bankrupt or insolvent, or the entry of an order for relief with respect to such Member in any bankruptcy or insolvency proceedings; (c) the making by such Member of a general assignment for the benefit of creditors; (d) such Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties; (e) such Member files a petition or answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; or (f) such Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the member in any proceeding of such nature.

     1.11 “Capital Account” shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.3.

     1.12 “Capital Contribution” shall mean the total amount of cash contributed to the Company by the Members.

     1.13 “Certificate” shall mean the Certificate of Formation for the Company originally filed with the Delaware Secretary of State as amended from time to time.

     1.14 “Class A Member” shall mean Asiago, or any transferee of Asiago.

     1.15 “Class B Member” shall mean the individual who has been admitted to the Company as a Class B Member and has not ceased to be a Member for any reason.

     1.16 “Class B Member Employment Agreement” shall mean an employment agreement between Asiago and the Class B Member which references this Agreement and services to be rendered by the Class B Member with respect to one or more Designated Bakery-Cafes.

     1.17 “Class C Member” shall mean any individual who has been admitted to the Company as a Class C Member and has not ceased to be a Member for any reason.

     1.18 “Class C Member Employment Agreement” shall mean an employment agreement between Asiago and a Class C Member which references this Agreement and services to be rendered by such Class C Member with respect to a Designated Bakery-Cafe.

     1.19 “Company” shall mean      , LLC a Delaware limited liability company.

     1.20 “Company Minimum Gain” shall have the meaning ascribed to the term “Partnership Minimum Gain” in the Regulations Section 1.704-2(d).

     1.21 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

     1.22 Competitive Activity” shall include the following:

          (a) being employed by, advising, consulting in, or acting in any way as an agent for Atlanta Bread Company, Au Bon Pain, ABP Corporation, Bruegger’s, Cosi’s, Corner Bakery, Einstein, Great Harvest, Krispy Kreme, La Madeline, Montana Mills, Schlotzky’s, Starbucks; or directly or indirectly engaging in, being employed by, advising, consulting in, or acting in any way as an agent for any entity engaged, in whole or in part, in any retail food establishment (including any restaurant or bakery, but excluding any exclusively based pizza concept) in which any of the following categories constitutes more than twenty percent (20%) of its revenues: (a) bakery goods and breads; (b) sandwiches, soups and/or salads, other than those ordered through a wait person taking orders at a table (the term “sandwiches” shall not include hamburgers); or (c) coffee and coffee-based drinks; as well as any business (without regard to revenue) that manufactures, wholesales and/or distributes fresh or frozen dough or bakery products which is or may be competitive with or adverse to the Company’s or its Affiliates (including, without limitation, Asiago and Panera) business and which is within a one hundred (100) mile radius of where the Company or its Affiliates (including, without limitation, Asiago and Panera) is engaged in business or where the Company or its Affiliates (including, without limitation, Asiago and Panera) is attempting to engage in business or where the Company or its Affiliates (including, without limitation, Asiago and Panera) may reasonably be expected to engage in business within the twelve (12) months immediately following the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement; or

          (b) having, or acquiring any interest in (whether as proprietor, partner, stockholder, consultant, officer, director, or any type of principal whatsoever) Atlanta Bread Company, Au Bon Pain, ABP Corporation, Bruegger’s, Cosi’s, Corner Bakery, Einstein, Great Harvest, Krispy Kreme, La Madeline, Montana Mills, Schlotzky’s, Starbucks or any entity engaged, in whole or in part, in any retail food establishment (including any restaurant or bakery, but excluding any exclusively based pizza concept) in which any of the following categories constitutes more than twenty percent (20%) of its revenues: (a) bakery goods and breads; (b) sandwiches purchased in a service manner and/or method similar to that used by the Company or its Affiliates (including, without limitation, Asiago and Panera) (the term “sandwiches” shall not include hamburgers); or (c) coffee and coffee-based drinks; as well as any business (without regard to revenue) that manufactures, wholesales and/or distributes fresh or frozen dough or bakery products which is or may be competitive with or adverse to the Company’s or its Affiliates (including, without limitation, Asiago and Panera) business and which is within a one hundred (100) mile radius of where the Company or its Affiliates (including, without limitation, Asiago and Panera) is engaged in business or where the Company or its Affiliates (including, without limitation, Asiago and Panera) is attempting to engage in business or where the Company or its Affiliates (including, without limitation, Asiago and Panera) may reasonably be expected to engage in business within the twelve (12) months immediately following the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement, except that the direct or indirect ownership of five percent (5%) or less of the stock of a company whose shares are listed on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not be deemed having or acquiring any such interest; or

          (c) directly or indirectly being employed by, advising, consulting in, or acting in any way as an agent for any entity: (a) which is a franchisee of the Company or its Affiliates (including, without limitation, Asiago and Panera), or (b) which was a franchisee of the Company or its Affiliates (including, without limitation, Asiago and Panera) at any time within the twelve (12) months immediately prior to the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement with the Company or its Affiliates (including, without limitation, Asiago and Panera), or (c) which the Company or its Affiliates (including, without limitation, Asiago and Panera) is and/or was attempting to secure as a franchisee at any time within the twelve (12) months immediately prior to the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement with the Company or its Affiliates (including, without limitation, Asiago and Panera), or (d) which the Company or its Affiliates (including, without limitation, Asiago and Panera) may reasonably be expected to secure as a franchisee at any time within the twelve (12) months immediately following the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement; or

          (d) having, or acquiring any interest in (whether as proprietor, partner, stockholder, consultant, officer, director, or any type of principal whatsoever) any entity: (a) which is a franchisee of the Company or its Affiliates (including, without limitation, Asiago and Panera), or (b) which was a franchisee of the Company or its Affiliates (including, without limitation, Asiago and Panera) at any time within the twelve (12) months immediately prior to the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement with the

Company or its Affiliates (including, without limitation, Asiago and Panera), or (c) which the Company or its Affiliates (including, without limitation, Asiago and Panera) is and/or was attempting to secure as a franchisee at any time within the twelve (12) months immediately prior to the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement with the Company or its Affiliates (including, without limitation, Asiago and Panera), or (d) which the Company or its Affiliates (including, without limitation, Asiago and Panera) may reasonably be expected to secure as a franchisee at any time within the twelve (12) months immediately following the end of the Term of Employment under a Class B Member Employment Agreement or under a Class C Member Employment Agreement, except that the direct or indirect ownership of five percent (5%) or less of the stock of a company whose shares are listed on a national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System shall not be deemed having or acquiring any such interest.

          References to “the Company’s or its Affiliates (including, without limitation, Asiago and Panera) business” and/or “where the Company or its Affiliates (including, without limitation, Asiago and Panera) is engaged in business” and/or “where the Company or its Affiliates (including, without limitation, Asiago and Panera) is attempting to engage in business” and/or “where the Company or its Affiliates (including, without limitation, Asiago and Panera) may reasonably be expected to engage in business”, shall mean any and/or all current and/or future franchisee operation(s) as well as any current and/or future Company or its Affiliates (including, without limitation, Asiago and Panera) operation(s).

     1.23 “Designated Bakery-Cafe” shall mean, a Bakery-Cafe owned and operated by the Company and in which the Class B Member or a Class C Member is allocated a Sharing Percentage in accordance with Section 3.1 or Section 3.2.

     1.24 “Economic Interest” shall mean the right to receive distributions of the Company’s assets and allocations of income, gain, loss, deduction, credit and similar items from the Company pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management of the Company.

     1.25 “Fiscal Year” shall mean the Company’s fiscal year, which shall end on the last Saturday in December of each year, which fiscal year may be changed at the discretion of the Manager.

     1.26 “Gross Sales” for any Bakery-Cafe shall mean, for any period, the aggregate gross amount of all sales of food, beverages and other products and merchandise sold and services rendered in connection with such Bakery-Cafe, including monies derived from sales at or away from such Bakery-Cafe whether for cash or credit, but excluding (i) all federal, state or municipal sales or service taxes collected from customers and paid to the appropriate taxing authorities; and (ii) all Company approved customer refunds and adjustments and promotional discounts made by such Bakery-Cafe.

     1.27 “Management Fee” shall have the meaning set forth in Section 5.7.

     1.28 “Manager” shall mean Asiago, or such other Person as may be appointed by the Class A Member.

     1.29 “Marks” shall mean the current and future tradenames, trademarks, service marks, and trade dress used to identify the services and/or products offered by Bakery-Cafes, including the marks “PANERA BREAD”, and the distinctive building design and color scheme.

     1.30 “Member” shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Certificate or this Agreement or is an Assignee who has become a Member in accordance with Article VII, and (b) has not ceased to be a Member for any reason.

     1.31 “Member Nonrecourse Debt” shall have the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2 (b) (4).

     1.32 “Member Nonrecourse Deductions” shall mean items of Company loss, deduction, or Code Section 705 (a) (2) (B) expenditures which are attributable to Member Nonrecourse Debt.

     1.33 “Membership Interest” shall mean a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

     1.34 “Net Profits” and “Net Losses” shall mean the income, gain, loss and deductions of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the method of accounting at the close of each Fiscal Year on the Company’s information tax return filed for federal income tax purposes, after taking into account, among other things, the Management Fee.

     1.35 “Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752-1 (a) (2).

     1.36 “Panera” shall mean PANERA, LLC, a Delaware limited liability company.

     1.37 “Period” shall mean any of the thirteen (13) four-week periods which constitute the Company’s Fiscal Year.

     1.38 “Person” shall mean an individual, partnership, limited partnership, limited liability company, corporation, trust, estate, association or any other entity.

     1.39 “Proprietary Information” shall have the meaning set forth in Section 11.2.

     1.40 “Regulations” shall, unless the context clearly indicates otherwise, mean the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

     1.41 “Sharing Percentage” shall mean, with respect to a Designated Bakery-Cafe, the following:

          (a) Except as provided in clause (d) below,       percent (     %) for the Class B Member who is allocated a Sharing Percentage by the Manager in such Designated Bakery-Cafe;

          (b) Except as provided in clause (d) below,       percent (     %) for a Class C Member who is allocated a Sharing Percentage by the Manager in such Designated Bakery-Cafe;

          (c) for the Class A Member, a percentage equal to one hundred percent (100%) less the sum of the allocated Sharing Percentages for the Class B Member and a Class C Member, if any, for such Designated Bakery-Cafe; and

          (d) zero percent (0%) for any Class C Member who is not allocated a Sharing Percentage by the Manager in such Designated Bakery-Cafe, or for the Class B Member if either Asiago or the Class B Member exercises a right under Article VII to purchase or sell the Class B Member’s interest in such Designated Bakery-Cafe.

     1.42 “System” shall mean the business methods, designs and arrangements for developing and operating Bakery-Cafes, which include the Marks, building design and layouts, equipment, ingredients, recipes, methods of preparation and specifications for authorized food products, methods of inventory control and certain operating and business standards and policies, all of which may be improved, further developed, or otherwise modified from time to time.

     1.43 “Tax Matters Partner” (as defined in Code Section 6231) shall be Asiago or its successor as designated pursuant to Section 8.8.

ARTICLE II

ORGANIZATIONAL MATTERS

     2.1 Formation. The Members have formed a Delaware limited liability company under the laws of the State of Delaware by filing the Certificate with the Delaware Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company shall be “     , LLC”. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

     2.3 Term. The term of this Agreement commenced on the filing of the Certificate and shall continue indefinitely, unless extended or sooner terminated as hereinafter provided.

     2.4 Office and Agent. The Company shall continuously maintain a registered office and agent in the State of Delaware. The principal office of the Company shall be at 6710 Clayton Road, Richmond Heights, Missouri 63117, or at such other place as the Manager may determine. The Company may also have such offices, anywhere within and without the State of Delaware, as the Manager may determine from time to time, or the business of the Company may require. The registered agent shall be as stated in the Certificate or as otherwise determined by the Manager.

     2.5 Addresses of the Members and the Manager. The respective addresses of the Members and the Manager are set forth on Exhibit A. A Member may change its address upon notice thereof to the Manager.

     2.6 Purpose and Business of the Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act.

     Notwithstanding the foregoing, without the consent of all of the Members, the Company shall not engage in any business other than the following:

          A. The acquisition, development, ownership, management, operation and sale of such number of Bakery-Cafe locations as shall be determined by the Class A Member in its sole discretion; and

          B. Such other activities directly related to and in furtherance of the foregoing business as may be necessary, advisable, or appropriate, in the reasonable opinion of the Manager.

ARTICLE III

CAPITAL CONTRIBUTIONS

     3.1 Initial Capital Contributions.

          A. Class A Member. As its initial Capital Contribution, the Class A Member shall, concurrent with the execution of this Agreement by the Class A Member, contribute       Dollars ($     ), and shall receive a corresponding credit to its Capital Account.

          B. Class B Member. The Class B Member shall, concurrent with the admission of such Person as a Class B Member and his execution of this Agreement, contribute       Dollars ($     ), and shall receive a corresponding credit to his Capital Account. At the time the Class B Member executes this Agreement, the Manager shall allocate to the Class B Member a Sharing Percentage in a Designated Bakery-Cafe and shall modify Exhibit B hereto to reflect the Sharing Percentages of the Members with respect to such Designated Bakery-Cafe.

          C. Class C Members. Each Class C Member shall, concurrent with the admission of such Person as a Class C Member and his execution of this Agreement, contribute       Dollars ($     ), and shall receive a corresponding credit to his Capital Account. At the time each Class C Member executes this Agreement, the Manager shall allocate to such Class C Member a Sharing Percentage in a Designated Bakery-Cafe and shall modify Exhibit C hereto to reflect the Sharing Percentages of the Members with respect to such Designated Bakery-Cafe.

     3.2 Additional Capital Contributions.

          A. Class A Member. The Class A Member shall make additional Capital Contributions to the Company, as the Class A Member deems appropriate. The Class A Member shall receive a credit to its Capital Account in the amount of any additional capital so contributed to the Company.

          B. Class B Member. From time to time, the Manager shall notify the Class B Member of the Company’s intention to develop a Bakery-Cafe at a specified location (which shall constitute a Designated Bakery-Cafe). Within thirty (30) days of the delivery of such notice, the Class B Member shall make an additional Capital Contribution of       Dollars ($     ) to the Company. If such Capital Contribution is so made within such thirty (30) days, the Class B Member shall receive a credit to his Capital Account in the amount of the additional capital so contributed, and the Manager shall allocate to such Class B Member a Sharing Percentage in such Designated

Bakery-Cafe and shall modify Exhibit B hereto to reflect such allocation. The Class B Member acknowledges that (i) no representation, warranty, guarantee or assurance has been made with respect to the number of Designated Bakery-Cafes in which the Class B Member may be allocated a Sharing Percentage and (ii) the failure by the Class B Member to timely make any Capital Contributions hereunder constitutes “Cause” for termination under the Class B Member Employment Agreement and adversely affects the purchase price payable for the Class B Member’s Membership Interest under the purchase rights and obligations set forth in the Class B Member Employment Agreement.

          C. Class C Members. The Class C Members shall have no right to make any additional Capital Contributions.

          D. No Further Capital Contributions Required. Except as provided in Section 3.1, Section 3.2 A and Section 3.2 B, no Member shall be required to make any additional Capital Contributions. To the extent approved by the Manager, from time to time, the Class A Member may be permitted to make loans to Company (but is under no obligation to do so), if the Manager determines that such loans to the Company are necessary or appropriate for the conduct of the Company’s business. In that event, the Class B Member and the Class C Members shall have no right to participate in such loans.

     3.3 Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member in accordance with Regulations Section 1.704-1 (b) (2) (iv). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member’s Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1 (b) (2) (iv) (1).

     3.4 No Interest on Capital Contributions. No Member shall be entitled to receive any interest on its Capital Contributions.

ARTICLE IV

MEMBERS

     4.1 Limited Liability. Except as expressly set forth in this Agreement or required by law, no Member shall be personally liable, or shall be obligated to provide a guaranty or indemnity, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

     4.2 Admission of Members. The Manager may admit to the Company the Class B Member and such number of Class C Members (if not admitted as of the initial execution of this Agreement by the Class A Member) as the Manager deems appropriate in its sole discretion. Each Person admitted as the Class B Member or a Class C Member shall sign a counterpart of this Agreement as a Member and the names and addresses of the Members shall be set forth on Exhibit A, and the Sharing Percentages for Designated Bakery-Cafes shall be set forth on Exhibit B, and such Exhibits shall be updated or modified as the Class B Member and Class C Members are admitted. The Manager also may admit additional Members on such terms as are determined by the Manager so long as such terms shall not adversely affect the Net Profits, Net Losses and distribution rights of the Class B Member and the Class C Members without their prior consent. Notwithstanding the foregoing, Assignees may only be admitted as substitute Members in accordance with Article VII.

     4.3 Withdrawals or Resignations. No Member may withdraw or resign from the Company. The Bankruptcy of a Member shall not result in a Member ceasing to be a Member of the Company.

     4.4 Termination of Membership Interest. Upon the transfer of the Membership Interest of the Class B Member or any Class C Member in violation of Article VII, the Membership Interest of such Member shall be terminated by the Manager and thereafter that Member shall be an Assignee only. Each Member acknowledges and agrees that such termination of a Membership Interest upon the occurrence of the foregoing event is not unreasonable under the circumstances existing as of the date hereof.

     4.5 Transactions With The Company. A Member or Affiliate of a Member may lend money to and transact other business with the Company (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) on such terms as the Manager determines are reasonable. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

     4.6 Remuneration To Members. Except as otherwise specifically provided in this Agreement or approved by the Manager, no Member is entitled to remuneration for acting in the Company business.

     4.7 Members Are Not Agents. Pursuant to Section 5.1 and the Certificate, the management of the Company is vested in the Manager. The Members shall have no power to participate in the management of the Company except as expressly authorized to do so by this Agreement, or by the Manager, or except as expressly required by the Act. No Member, acting solely in the capacity of a Member, is an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Manager, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf or to render it liable for any purpose.

     4.8 Voting Rights. Except as expressly provided in Section 5.2 B, the Class B Member and the Class C Members shall have no voting, approval or consent rights. Except as otherwise set forth in this Agreement, in all matters in which a vote, approval or consent of the Members is required, a vote, consent or approval of the Class A Member shall be sufficient to authorize or approve such act. All votes, approvals or consents of a Member may be given or withheld, conditioned or delayed as the Members may determine in their sole and absolute discretion and each Member may vote, approve or consent to any matter without regard to whether such matter furthers the Member’s self-interest or may present a conflict of interest for such Member.

     4.9 Meetings of Members. No annual or regular meetings of Members are required. Meetings of the Members may be requested only by the Class A Member holding more than twenty percent (20%) of the Percentage Interests for the purpose of addressing any matters on which all of the Members may vote by delivery of a request to hold a meeting to the Manager. Within fourteen (14) days of receiving such request, the Manager shall call for a meeting to be held not less than seven (7) nor more than sixty (60) days after such receipt and shall deliver written notice of the meeting to each Member. The notice shall specify the place, date and hour of the meeting and the general nature of the business to be transacted.

     The actions taken at any meeting of Members however called and noticed, and wherever held, have the same validity as if taken at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, who was not present in person or by proxy, signs a written waiver of notice or consents to the holding of the meeting or approves the minutes of the meeting. All such waivers, consents or approvals shall be filed with the Company records or made a part of the minutes of the meeting.

     Any action that may be taken at a meeting of Members may be taken without a meeting, if a consent in writing setting forth the action so taken, is signed and delivered to the Company within sixty (60) days of the record date for that action by Members having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Members entitled to vote on that action at a meeting were present and voted. All such consents shall be filed with the Manager or the secretary, if any, of the Company and shall be maintained in the Company records. Any Member giving a written consent, or the Member’s proxy holders, may revoke the consent by a writing received by the Manager or secretary, if any, of the Company before written consents of the number of votes required to authorize the proposed action have been filed.

     Notwithstanding anything to the contrary contained herein, a meeting does not need to be held regarding, and the Class B Member and Class C Members do not need to be notified of, any action that is subject to the vote, approval or consent of only the Class A Member.

ARTICLE V

MANAGEMENT AND CONTROL OF THE COMPANY

     5.1 Management of the Company by Manager. The Company shall have one (1) manager (as such term as defined in the Act), who shall initially be Asiago and shall be referred to herein as the “Manager”. The Class A Member may remove or replace the Manager at any time or from time-to-time.

     The business, property and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Class A Member, or all of the Members, is expressly required by this Agreement, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business, property and affairs. The Manager is authorized to endorse checks, drafts, and other evidence of indebtedness made payable to the order of the Company, sign all checks, drafts, and other instruments obligating the Company to pay money, sign contracts and obligations on behalf of the Company, and may authorize other Persons with the right to do the foregoing.

     5.2 Powers of Manager.

          A. Powers of Manager. Without limiting the generality of Section 5.1, but subject to Section 5.2 B and to the express limitations set forth elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to:

               (i) develop, acquire, purchase, lease, operate, renovate, improve, alter, rebuild, demolish, replace, and own the Bakery-Cafes and any other real property and any other personal property or assets that the Manager determines is necessary or appropriate or in the interest of the business of the Company;

               (ii) admit Persons as the Class B Member and the Class C Members, request additional Capital Contributions from the Class B Member as described in Section 3.2 B, determine the Designated Bakery-Cafe in which the Class B Member or a Class C Member may be allocated a Sharing Percentage, and allocate Sharing Percentages to the Class B Member and the Class C Members.

               (iii) sell, exchange, lease, or otherwise dispose of the Bakery-Cafe and other property and assets owned by the Company, or any part thereof, or any interest therein;

               (iv) borrow money from any party, issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend, or change the terms of, or extend the time for the payment of any indebtedness or obligation of the Company, and secure such indebtedness by mortgage, deed of trust, pledge, security interest, or other lien on Company assets;

               (v) sue on, defend, or compromise any and all claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; and confess a judgment against the Company in connection with any litigation in which the Company is involved (other than relating to the Members or its Affiliates);

               (vi) retain legal counsel, auditors, and other professionals in connection with the Company business and to pay therefor such remuneration as the Manager may determine; and

               (vii) delegate the right to exercise any of the foregoing powers to any of its employees or any other Person.

          B. Limitations on Power of Manager. Notwithstanding any other provisions of this Agreement, the Manager shall not have authority hereunder to cause the Company to engage in the following transactions without first obtaining the affirmative vote or written consent of each of the Members;

               (i) The merger of the Company with another Person if the Class B Member or any Class C Member would be required to become a general partner in a merger with a general or limited partnership without his express written consent; and

               (ii) An alteration of the primary purpose or business of the Company as set forth in Section 2.6.

     5.3 Performance of Duties; Liability of Manager. Notwithstanding any other provision of this Agreement, whether express or implied, neither the Manager, an Affiliate of the Manager or any officer, employee or agent of the Manager shall be liable to the Company or any Member or any agent or Affiliate of any Member for any act or omission taken or omitted in good faith by the Manager or other Person, unless and then only to the extent that such act or omission constituted fraud, willful violation of applicable law, or willful violation of this Agreement. To the extent permitted by applicable law, the Company and the Members waive any and all rights any of them may have to recover punitive damages from the Company or the Manager, any Affiliate of the Manager or any officer, employee or agent of the Manager.

     Under no circumstances will any member, Manager, officer, employee, agent, or other Affiliate of the Manager have any personal liability for any liability or obligation of the Company (whether on a theory of alter ego, piercing the company veil, or otherwise) and any recourse permitted under this Agreement or otherwise of the Members, any former Member, and the Company against the Manager shall be limited to the assets of the Manager.

     To the extent that, at law or in equity, the Manager or its Affiliates have duties (including fiduciary duties) and liabilities relating thereto to the Company or to a Member, the Manager acting under this Agreement and any other Affiliates of the Manager acting in connection with the Company’s business or affairs shall not be liable to the Company or to any such Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict, reduce or eliminate the duties and liabilities of the Manager or its Affiliates otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Manager and its Affiliates. The Manager and its Affiliates shall be fully protected in relying in good faith upon information, opinions, reports, or statements presented to the Company by any Person as to matters the Manager or such Affiliates reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. The Manager and its Affiliates, officers, employees and agents do not violate any duty or obligation hereunder merely because approving or disapproving a matter, taking an action or engaging in any conduct furthers the interest of the Manager, its Affiliates, officers, employees and agents, or may be detrimental to the interest of the Class B Member or the Class C Members.

     5.4 Devotion of Time. The Manager is not obligated to devote all of its time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort, and skill as it deems appropriate for the operation of the Company.

     5.5 Competing Activities. Asiago, both as the Class A Member and as the Manager, and its members, managers, shareholders, directors, officers, agents, employees and Affiliates may engage or invest in, independently or with others, any Competitive Activities. Without limiting the foregoing, Asiago and such parties may develop, own, operate, manage, franchise, license or invest in other Bakery-Cafes, even if such Bakery-Cafes may be in a location near the Company’s Bakery-Cafe, or which otherwise competes with or has an adverse impact upon, the Company’s Bakery-Cafe. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. Asiago, both as the Class A Member and the Manager, and its Affiliates shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company and such party shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company. The Members acknowledge that Asiago and its Affiliates own and/or manage other businesses, including businesses that compete with the Company and for the Manager’s time. The Members hereby waive any and all rights and claims which they may otherwise have against Asiago and its members, managers, shareholders, directors, officers, agents, employees and Affiliates as a result of any of such activities.

     5.6 Transactions between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, and may cause its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company on such terms as the Manager deems reasonable.

     5.7 Payments to Manager or its Affiliates. As the Manager, Asiago shall utilize its personnel (or personnel of its Affiliates) to provide the following services (among others): accounting; contract administration and employment administration; benefit and payroll administration; information technology administration; research and development; development services; purchasing administration and tax preparation. In consideration of such services, the Company shall pay to Asiago a management fee equal to      percent (     %) of Gross Sales for each Bakery-Cafe owned by the Company. The Company also shall pay or reimburse the Manager, for all direct or indirect costs that it or its Affiliates may incur with respect to the Bakery-Cafes or the operation of the Company. In addition, the Company shall pay the Manager or Affiliates of the Manager for products sold to the Company and shall reimburse the Manager and its Affiliates for non-routine or extraordinary costs incurred or those services which the Manager determines should instead be rendered by third parties, including without limitation, costs for outside legal counsel, accountants and consultants for each Bakery-Cafe owned by the Company. The Company shall also pay or reimburse the Manager or its Affiliates for organizational expenses (including, without limitation, legal and accounting fees and costs) incurred to form the Company and prepare and file the Certificate and this Agreement.

     5.8 Officers. The Manager may appoint, remove and replace officers at any time. The officers shall exercise such powers and perform such duties as shall be determined from time-to-time by the Manager. The salaries of all officers shall be determined from time-to-time by the Manager.

     5.9 Limited Liability. No Person who is a Manager or officer or both a Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

ARTICLE VI

ALLOCATIONS OF NET PROFITS AND
NET LOSSES AND DISTRIBUTIONS

     6.1 Allocations of Net Profit and Net Loss.

          A. Net Loss.

               (1) Operations. Net Loss (other than Net Loss with respect to a closing, sale or other disposition of a Designated Bakery-Cafe) shall be allocated to the Class A Member. If the Net Profit allocated to the Class B Member and the Class C Members pursuant to Section 6.1 B (1) exceeds the Net Profit, the amount of such excess (or if there was no Net Profit, the entire amount so allocated to the Class B Member and the Class C Members) shall be allocated to the Class A Member as Net Loss.

               (2) Disposition. Net Loss with respect to a closing, sale or other disposition of a Designated Bakery-Cafe shall first be allocated to the Class A Member until its Capital Account balance is zero and then any remaining Net Loss to the Class B Member and the Class C Member, if any, who have been allocated a Sharing Percentage of more than zero percent (0%) in such Designated Bakery-Cafe, in proportion to their Sharing Percentages.

               (3) Deficit Capital Accounts. Notwithstanding the previous subsections, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company Minimum Gain. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 6.1 A). Any loss reallocated under this Section 6.1 A shall be taken into account in computing subsequent allocations of income and losses allocated to each Member pursuant to this Article VI, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Article VI if no reallocation of losses had occurred under this Section 6.1 A.

          B. Net Profit.

               (1) Operations. Net Profit (other than Net Profit with respect to a closing, sale or other disposition of a Designated Bakery-Cafe) shall be allocated to Members as follows:

               (a) first, to the Class B Member, with respect to each Bakery-Cafe in which the Class B Member has a Sharing Percentage of more than zero percent (0%), an amount equal to: (a) the Adjusted Bakery-Cafe Net Profit for such Bakery-Cafe during such period multiplied by the Applicable Net Profit Allocation Percentage in effect from time to time during such period, minus (b) the product of $      and the number of calendar days in such period;

               (b) then, to each Class C Member, with respect to the Bakery-Cafe in which such Class C Member has a Sharing Percentage of more than zero percent (0%), an amount equal to: (a) the Bakery-Cafe Net Profit for such Bakery-Cafe during such period multiplied by       percent (     %), minus (b) the product of $      and the number of calendar days in such period; and

               (c) any remaining Net Profit to the Class A Member.

     Notwithstanding the previous subsections: (i) the Class B Member shall receive no further allocations of Net Profit for any period commencing after the occurrence of any event giving rise to a purchase right under Article VII, and (ii) a Class C Member shall receive no further allocations of Net Profit for any period commencing after the occurrence of any event giving rise to a purchase right under Article VII with respect to such Class C Member’s Membership Interest.

               (2) Disposition. Net Profit with respect to a closing, sale or other disposition of a Designated Bakery-Cafe shall be allocated to the Class A Member and, if any, the Class B Member and the Class C Member who have been allocated Sharing Percentages of more than zero percent (0%), in such Designated Bakery-Cafe, in proportion to their Sharing Percentages with respect to such Designated Bakery-Cafe provided, however, that if such closing, sale or other disposition of a Designated Bakery-Cafe occurs within five (5) years of the opening of such Designated Bakery-Cafe, such Class B Member and such Class C Member shall instead be allocated Net Profits in an amount equal to simple interest on       Dollars ($     ) at the rate of five percent (5%) per annum from the date such Member made his capital contribution to the Company with respect to such Designated Bakery-Cafe until the date of such closing, sale or other disposition.

          C. Acknowledgment of Special Allocation. The allocations set forth in Sections 6.1A and 6.1B are to be made without reference to the aggregate Net Profit or Net Loss. The Members acknowledge that, as a result of such allocations:

               (i) the amount allocated pursuant to Section 6.1 B shall reduce the Net Profit or increase the Net Loss otherwise allocable to the Class A Member, and could result in Net Loss being allocated to the Class A Member even though the Company otherwise would have a Net Profit; and

               (ii) the Class A Member may receive an allocation of Net Loss pursuant to Section 6.1 A during a period in which Net Profit is allocated to the Class B Member and the Class C Members pursuant to Section 6.1 B.

     6.2 Special Allocations. Notwithstanding Section 6.1:

          A. Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2 (g) (2). Allocations pursuant to this Section 6.2 A shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2 A. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2 (f). This Section 6.2 A is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2 (f) and shall be interpreted consistently therewith.

          B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any Fiscal Year, each member who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2 (i) (5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2 (i) (5)). Allocations pursuant to this Section 6.2 B shall be made in proportion to the amounts required to be allocated to each Member under this Section 6.2 B. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2 (i) (4). This Section 6.2 B is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2 (i) (4) and shall be interpreted consistently therewith.

          C. Nonrecourse Deductions. Any nonrecourse deductions (as defined in Regulations Section 1.704-2 (b) (1)) for any Fiscal Year or other period shall be specially allocated to the Members in proportion to their Percentage Interests.

          D. Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705 (a) (2) (B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Regulations Section 1.704-2 (i).

          E. Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1 (b) (2) (ii) (d) (4), Regulations Section 1.704-1 (b) (2) (ii) (d) (5) or Regulations Section 1.704-1 (b) (2) (ii) (d) (6), or any other event creates a deficit balance in such Member’s Capital Account in excess of such Member’s share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 6.2 E shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member pursuant to this Article VI to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article VI if such unexpected adjustments, allocations, or distributions had not occurred.

     6.3 Code Section 704 (c) Allocations. Notwithstanding any other provision in this Article VI, in accordance with Code Section 704 (c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution. Allocations pursuant to this Section 6.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

     6.4 Allocation of Net Profits and Losses and Distributions in Respect of a Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, Net Profit or Net Loss for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member or Assignee based upon its respective Economic Interest at the close of such day.

     However, for the purpose of accounting convenience and simplicity, the Company shall treat a transfer of, or an increase or decrease in, an Economic Interest which occurs at any time during a semi-monthly period (commencing with the semi-monthly period including the date hereof) as having been consummated on the last day of such semi-monthly period, regardless of when during such semi-monthly period such transfer, increase, of decrease actually occurs (i.e., sales and dispositions made during the first fifteen (15) days of any month will be deemed to have been made on the 15th day of the month).

     Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with a sale or other disposition of any of the assets of the Company shall be allocated solely to the parties owning Economic Interests as of the date such sale or other disposition occurs.

     6.5 Distributions.

          A. Operations. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Manager shall make distributions as follows:

               i. as to the Class B Member:

                    a. prior to the occurrence of an event giving rise to a purchase right under Article VII, with respect to each Bakery-Cafe in which the Class B Member has a Sharing Percentage of more than zero percent (0%), an amount equal to: (a) the Adjusted Bakery-Cafe Net Profit of such Bakery-Cafe during such period multiplied by the Applicable Net Profit Allocation Percentage in effect from time to time during such period, minus (b) the product of $       and the number of calendar days in such period;

                    b. the share of the Adjusted Bakery-Cafe Net Profits with respect to each Period (each a “Distribution Period”), shall be distributed to the Class B Member at the end of the immediately succeeding Distribution Period, except that the share of the Adjusted Bakery-Cafe Net Profits distributable with respect to the last Distribution Period prior to the occurrence of an event giving rise to a purchase right under Article VII, shall be distributed at the end of the first full payroll period immediately succeeding the date of such event. The share of Adjusted Bakery-Cafe Net Profits shall be calculated on an aggregate basis prior to the occurrence of an event giving rise to a purchase right under Article VII, and on any distribution date (whether during or after the occurrence of such event), the Class B Member shall only be entitled to receive the difference between the aggregate share of Adjusted Bakery-Cafe Net Profits distributable prior to the occurrence of an event giving rise to a purchase right under Article VII through the end of the applicable Distribution Period and the aggregate share of Adjusted Bakery-Cafe Net Profits distributed by Company to the Class B Member through the end of the applicable Distribution Period. Any change in the Applicable Net Profit Allocation Percentage shall not affect the calculation of the share of Adjusted Bakery-Cafe Net Profits for any Distribution Period prior to the date of such change. If following the occurrence of an event giving rise to a purchase right under Article VII, the aggregate share of Adjusted Bakery-Cafe Net Profits distributed hereunder exceeds the aggregate share of Adjusted Bakery-Cafe Net Profits distributable under this Section (other than as a result of a distribution or calculation error by the Company or the Manager), the Class B Member shall have no obligation to refund such excess to Asiago;

                    c. notwithstanding anything to the contrary contained herein, the Class B Member shall have no right to receive any share of Adjusted Bakery-Cafe Net Profits under this Section 6.5 A with respect to a Bakery-Cafe during any period in which the Class B Member does not have a Sharing Percentage of more than zero percent (0%) in such Bakery-Cafe.

                         d. except as herein provided and provided in Section 6.5 B or Section 9.4, the Class B Member shall not have any right to receive distributions from the Company; and

                    ii. as to any Class C Member:

                         a. prior to the occurrence of an event giving rise to a purchase right under Article VII, with respect to the Bakery-Cafe in which a Class C Member has a Sharing Percentage of more than zero percent (0%), an amount equal to: (a) the Bakery-Cafe Net Profit of the Bakery-Cafe during such period multiplied by       percent (     %), minus (b) the product of       $      and the number of calendar days in such period;

                         b. the share of the Bakery-Cafe Net Profits for a Class C Member with respect to any Distribution Period shall be distributed to such Class C Member at the end of the immediately succeeding Distribution Period, except that the share of the Bakery-Cafe Net Profits distributable with respect to the last Distribution Period prior to the occurrence of an event giving rise to a purchase right under Article VII with respect to such Class C Member’s Membership Interest, shall be distributed at the end of the first full payroll period immediately succeeding the date of such event. The share of Bakery-Cafe Net Profits for each Class C Member shall be calculated on an aggregate basis prior to the occurrence of an event giving rise to a purchase right under Article VII with respect to such Class C Member’s Membership Interest, and on any distribution date (whether during or after the occurrence of such event), such Class C Member shall only be entitled to receive the difference between the aggregate share of Bakery-Cafe Net Profits distributable prior to the occurrence of an event giving rise to a purchase right under Article VII through the end of the applicable Distribution Period and the aggregate share of Bakery-Cafe Net Profits distributed by Company to such Class C Member through the end of the applicable Distribution Period. If following the occurrence of an event giving rise to a purchase right under Article VII with respect to such Class C Member’s Membership Interest, the aggregate share of Bakery-Cafe Net Profits distributed hereunder to such Class C Member exceeds the aggregate share of Bakery-Cafe Net Profits distributable under this Section to such Class C Member (other than as a result of a distribution or calculation error by the Company or the Manager), such Class C Member shall have no obligation to refund such excess to Asiago;

                         c. notwithstanding anything to the contrary contained herein, a Class C Member shall have no right to receive any share of Bakery-Cafe Net Profits under this Section 6.5 A with respect to a Bakery-Cafe during any period in which such Class C Member does not have a Sharing Percentage of more than zero percent (0%) in such Bakery-Cafe;

                         d. except as herein provided and provided in Section 6.5 B or Section 9.4, a Class C Member shall not have any right to receive distributions from the Company; and

                    iii. to the Class A Member as the Manager deems appropriate in its sole discretion.

                    Except as herein provided and provided in Section 6.5 B or Section 9.4, the Class B Member and the Class C Members shall not have any right to receive distributions from the Company.

          B. Dispositions. Within thirty (30) days following the closing of a Designated Bakery-Cafe or the closing of a sale or other disposition of a Designated Bakery-Cafe, the Manager shall distribute the net proceeds from such disposition to the Class A Member and, if any, the Class B Member and the Class C Member who have been allocated Net Profit with respect to the disposition of such Designated Bakery-Cafe, in proportion to their Sharing Percentages with respect to such Designated Bakery-Cafe; provided however, that the distribution hereunder to such Class B Member or such Class C Member shall not exceed the sum of       Dollars ($     ) and the Net Profit allocated to such Member with respect to such disposition, and any excess amount shall instead be distributed to the Class A Member.

          C. Holders of Record. All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Subject to Section 6.7, neither the Company nor the Manager shall incur any liability for making distributions in accordance with this Section 6.5.

     6.6 Form of Distribution. A Member, regardless of the nature of the Member’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. Except as provided in Section 9.3, no Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members and no Member may be compelled to accept a distribution of any asset in kind.

     6.7 Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the assets of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds that liability.

     6.8 Return of Distributions. Members and Assignees who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member or Assignee shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Assignee or paid by a Member or Assignee for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Assignee.

     6.9 Obligations of Members to Report Allocations. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

ARTICLE VII

TRANSFER AND ASSIGNMENT OF INTERESTS

     7.1 Transfer and Assignment of Interests. The Class B Member and the Class C Members shall not be entitled to transfer, assign, convey, sell, pledge, encumber or in any way alienate (whether arising out of an attempted charge upon the interest of the Class B Member or a Class C Member by judicial process, a foreclosure by a creditor of the Class B Member or a Class C Member or otherwise) all or any part of their Membership Interest (collectively, “transfer”) except with (i) the prior written consent of the Class A Member, which consent may be given or withheld, conditioned or delayed, as such Member may determine in its sole and absolute discretion; and (ii) compliance with all applicable federal and state securities laws. Each Class B Member and Class C Member acknowledges and agrees that the intent of the parties in entering into this Agreement is that the Membership Interest of the Class B Member and the Class C Members not be transferred to any person other than the Class A Member pursuant to the purchase rights contained in this Article VII. The Class A Member may freely transfer any or all of its Membership Interests without obtaining the consent of any other Member and such transferee shall, upon agreeing to be bound by the terms of this Agreement, automatically become admitted as a substitute Class A Member and shall have all of the rights and obligations of a Class A Member. Transfers in violation of this Article VII shall be void ab initio If there is a transfer of the Membership Interest of the Class B Member or a Class C Member in violation of this Article VII, the transferee shall have no right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member. After the consummation of any transfer of any part of a Membership Interest of the Class B Member or any Class C Member in accordance with this Agreement, the Membership Interest so transferred shall continue to be subject to the terms and provisions of this Agreement and any further transfers shall be required to comply with all the terms and provisions of this Agreement.

     7.2 Substitution of Members. An Assignee of the Class B Member or a Class C Member shall have the right to become a substitute Member only if the requirements of Section 7.1 are met, the Assignee executes an instrument satisfactory to the Manager accepting and adopting the terms and provisions of this Agreement, and the Assignee pays any reasonable expenses in connection with its admission as a new Member. The admission of an Assignee as a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     7.3 Effective Date of Transfers. Any transfer of all or any portion of a Membership Interest or an Economic Interest shall be effective as of the date provided in Section 6.4 following the date upon which the requirements of Section 7.1 and Section 7.2 have been met. The Manager shall provide the Members with written notice of such transfer as promptly as possible after the requirements of Sections 7.1 and 7.2 have been met. Any transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

     7.4 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering the Member’s property. If a Member is a corporation, trust, partnership, limited liability company or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

     7.5 Mandatory Purchase upon Termination of Term of the Class B Member’s or a Class C Member Employment Agreement or the Class B Member’s or a Class C Member’s Bankruptcy. Asiago shall purchase, and the Class B Member or a Class C Member, as the case may be, shall sell, all of the Class B Member’s Membership Interest or such Class C Member’s Membership Interest, as the case may be, subject to Section 7.10 herein, upon (a) the termination of the term of the Class B Member

Employment Agreement or such Class C Member Employment Agreement, as the case may be, or (b) the Bankruptcy of the Class B Member or such Class C Member. The purchase price for the Membership Interest of the Class B Member shall be equal to the sum of the purchase prices for the Sharing Percentage of more than zero percent (0%) associated with each Bakery-Cafe then managed by the Class B Member, as determined separately with respect to each Sharing Percentage of more than zero percent (0%) associated with a Bakery-Cafe pursuant to Section 7.8, as of the date of the termination of the term of the Class B Member Employment Agreement or the Bankruptcy of the Class B Member. The purchase price for the Membership Interest of a Class C Member shall be as set forth in Section 7.9 as of the date of the termination of the term of such Class C Member Employment Agreement or the Bankruptcy of such Class C Member.

     7.6 Asiago Purchase Right. In the event that at any time which is at least five (5) years from the opening of a Bakery-Cafe, Asiago notifies the Class B Member or a Class C Member in writing of its election to exercise its purchase right under this Section with respect to such Bakery-Cafe; then, Asiago shall, subject to Section 7.10 herein, purchase from the Class B Member or such Class C Member, and the Class B Member or such Class C Member shall sell to Asiago, the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe or such Class C Member’s Membership Interest, as the case may be, for a purchase price determined in accordance with Section 7.8 for the Class B Member and Section 7.9 for such Class C Member herein. In the event of a purchase of the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe, the portion of the Membership Interest to be purchased shall be a Capital Account balance of       Dollars ($     ) and the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe together with all distribution, allocation and other rights relating thereto; the Class B Member shall retain any remaining Capital Account balance and Sharing Percentages with respect to any Bakery-Cafes for which the purchase right has not been exercised; and Asiago shall continue to have the right to exercise the purchase right under this Section 7.6 with respect to the remaining Sharing Percentages.

     7.7 The Class B Member or a Class C Member Put Right. In the event that the Class B Member or a Class C Member, at any time which is at least five (5) years from the opening of a Bakery-Cafe, notifies Asiago of his election to exercise his sale rights under this Section with respect to such Bakery-Cafe; then, the Class B Member or such Class C Member, as the case may be, shall, subject to the remaining terms of this Agreement, sell to Asiago, and Asiago shall purchase from the Class B Member or such Class C Member, as the case may be, the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe or such Class C Member’s Membership Interest, as the case may be, for a purchase price determined in accordance with Section 7.8 for the Class B Member and Section 7.9 for such Class C Member herein. In the event of a purchase of the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe, the portion of the Membership Interest to be purchased shall be a Capital Account balance of       Dollars ($     ) and the Class B Member’s Sharing Percentage of more than zero percent (0%) with respect to such Bakery-Cafe together with all distribution, allocation and other rights relating thereto; the Class B Member shall retain any remaining Capital Account balance and Sharing Percentages with respect to any Bakery-Cafes for which the purchase right has not been exercised; and Asiago shall continue to have the right to exercise the purchase right under this Section 7.7 with respect to the remaining Sharing Percentages.

     Notwithstanding the foregoing, if any of the other purchase rights under this Agreement have been exercised, the right under this Section 7.7 shall not be exercisable unless and until Asiago defaults in the performance of its purchase obligations thereunder other than as a result of a default by the Class B Member or such Class C Member.

     7.8 Class B Member Purchase Price. The Class B Member acknowledges and agrees that the method for determining the purchase price applicable to the Sharing Percentage associated with Bakery-Cafes will vary from Bakery-Cafe to Bakery-Cafe depending upon the amount of time that a Bakery-Cafe has been open for operations and the event giving rise to the purchase or sale right under this Agreement. The Class B Member further acknowledges and agrees that the methods are reasonable and fair under the circumstances existing as of the date hereof. The purchase price with respect to the Sharing Percentage associated with each Bakery-Cafe shall be determined as follows:

     (a)  If the term of employment under the Class B Member Employment Agreement terminates for Cause (for the purposes of this Section 7.8, as such term is defined in the Class B Member Employment Agreement) at any time, the purchase price shall be       Dollars ($     ) for the Sharing Percentage of more than zero percent (0%) associated with each such Bakery-Cafe.

     (b)  If within five (5) years of the opening of a Bakery-Cafe, the term of employment under the Class B Member Employment Agreement terminates for any reason other than Cause, death or Disability (for the purposes of this Section 7.8, as such term is defined in the Class B Member Employment Agreement), or if, prior to the opening of a Bakery-Cafe, the Term of Employment terminates as a result of death or Disability, or the Bankruptcy of the Class B Member occurs, then the purchase price for the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe shall be       Dollars ($     ) plus simple interest thereon at the rate of five percent (5%) per annum from the date that the Class B Member made his capital contribution to the Company with respect to the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe until the date of the event giving rise to the purchase right.

     (c)  If, within five (5) years of the opening of a Bakery-Cafe, the term of employment under the Class B Member Employment Agreement terminates as a result of death or Disability or the Bankruptcy of the Class B Member occurs, the purchase price for the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe shall be the fair market value (the “Sharing Percentage Fair Market Value”) of such Sharing Percentage determined in the following manner:

               (i) The Class B Member and Asiago shall attempt to agree upon the Sharing Percentage Fair Market Value within thirty (30) days after the date of the event resulting in the exercise of a purchase right. Such Sharing Percentage Fair Market Value shall be determined solely by reference to such Bakery-Cafe in which the Class B Member has a Sharing Percentage on the assumptions that such Bakery-Cafe shall continue to be operated as a Bakery-Cafe, and without discounting for lack of control or marketability. Accordingly, in determining the Sharing Percentage Fair Market Value, the parties (and if appraisers are appointed, the appraisers) shall not consider, take into account or attribute any value to (and any appraisers shall be so instructed in writing by the parties) any goodwill or other value attributable to Panera’s system or trademarks (other than the right to utilize the system and trademarks in the operation of such Bakery-Cafe, no value shall be attributed to any other Bakery-Cafe or restaurant or asset of Asiago, no value shall be attributed to development rights, and no alternative use for such assets shall be considered.

               (ii) If the Class B Member and Asiago cannot agree upon the Sharing Percentage Fair Market Value within such thirty (30) day period, they shall jointly agree upon a mutually acceptable appraiser within fifteen (15) days thereafter, or, in the event the parties fail to so agree, each party shall appoint an appraiser with the qualifications described in subsection (v) within twenty (20) days following the end of such thirty (30) day period. If either party fails to appoint an appraiser within the twenty (20) day period specified herein, the sole appraiser appointed within such twenty (20) day period shall be the sole appraiser for the purposes of determining the Sharing Percentage Fair Market

Value as described in subsection (i) the Class B Member and Asiago shall promptly provide notice of the name of the appraiser so appointed by such party to the other. A third appraiser, if the initial two appraisers are appointed, shall be appointed by the mutual agreement of the first two appraisers so appointed, or, if such first two appraisers fail to agree upon a third appraiser within thirty (30) days following their appointment, either the Class B Member or Asiago may demand the appointment of an appraiser be made by the then director of the Regional Office of the American Arbitration Association located nearest to the Company’s then current principal office, in which event the appraiser appointed thereby shall be the third appraiser. Each of the appraisers shall submit to the Class B Member and Asiago, within thirty (30) days after the final appraiser has been appointed, a written appraisal of the Sharing Percentage Fair Market Value prepared in accordance with subsection (i).

               (iii) If three appraisers are appointed, the Sharing Percentage Fair Market Value shall be equal to the numerical average of three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than twenty-five percent (25%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative. The amount so determined shall be the Sharing Percentage Fair Market Value.

               (iv) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all information required and relevant to a valuation of the applicable Bakery-Cafe.

               (v) Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with the Company, Asiago, Panera or the Class B Member), an M.A.I. appraiser or its equivalent, and shall be reasonably competent as an expert to appraise the value of the applicable Bakery-Cafe. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

               (vi) The cost of the appraiser appointed by each party shall be borne by each such party. The cost of the third appraiser, if any, or the sole appraiser, in the event that the Class B Member and Asiago agree upon a single appraiser, shall be borne by Asiago.

     (d)  If, at least five (5) years after the opening of a Bakery-Cafe, Asiago exercises its purchase right under Section 7.6 with respect to the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe or terminates the Class B Member for any reason other than Cause, the purchase price for the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe shall be (i) the aggregate Adjusted Bakery-Cafe Net Profit of such Bakery-Cafe for the twenty-six (26) Periods immediately preceding the Period in which Asiago notifies the Class B Member of the exercise of such purchase right or termination, divided by 2, (ii) multiplied by 6.0, and (iii) multiplied by       percent (     %). By way of example, if all Bakery-Cafes have been open for at least five (5) years, and the Adjusted Bakery-Cafe Net Profit for the twenty-six (26) Periods immediately preceding the Period in which Asiago notifies the Class B Member of the exercise of the purchase right hereunder is $2,000,000, the purchase price would be equal to $2,000,000 divided by 2 multiplied by 6.0 multiplied by       percent (     %), or $     .

     (e)  If at least five (5) years after the opening of a Bakery-Cafe, the Class B Member voluntarily ceases, resigns or terminates his employment with Asiago, or his death, Disability or Bankruptcy occurs, or the Class B Member notifies Asiago of his election to exercise his sale rights under Section 7.7 with respect to his Sharing Percentage of more than zero percent (0%) in a

Bakery-Cafe, the purchase price for the Sharing Percentage of more than zero percent (0%) associated with such Bakery-Cafe, shall be equal to the following: (i) the aggregate Adjusted Bakery-Cafe Net Profit of such Bakery-Cafe for the twenty-six (26) Periods immediately preceding the Period in which such termination or notice occurs, divided by 2, (ii) multiplied by 5.0, and (iii) multiplied by       percent (     %).

     7.9 Class C Member Purchase Price. The purchase price for the Membership Interest of a Class C Member shall be determined as follows:

     (a)  If such Class C Member’s term of employment under his Class C Member Employment Agreement terminates for Cause (for purposes of this Section 7.9, as such term is defined in such Class C Member Employment Agreement) at any time, the purchase price shall be       Dollars ($     ).

     (b)  If within five (5) years of the opening of the Bakery-Cafe in which such Class C Member has a Sharing Percentage of more than zero percent (0%), such Class C Member’s term of employment under his Class C Member Employment Agreement terminates for any reason other than Cause, death or Disability (for purposes of this Section 7.9, as such term is defined in such Class C Member Employment Agreement), or if, prior to the opening of the Bakery-Cafe, such term of employment terminates as a result of death or Disability, or the Bankruptcy of such Class C Member occurs, then the purchase price shall be       Dollars ($     ) plus simple interest thereon at the rate of five percent (5%) per annum from the date that such Class C Member made his capital contribution to the Company until the date of the event giving rise to the purchase right.

     (c)  If, within five (5) years of the opening of the Bakery-Cafe in which such Class C Member has a Sharing Percentage of more than zero percent (0%), such term of employment terminates as a result of death or Disability or the Bankruptcy of such Class C Member occurs, the purchase price shall be the fair market value (the “Class C Interest Fair Market Value”) of the Membership Interest determined in the following manner:

          (i) Such Class C Member and Asiago shall attempt to agree upon the Class C Interest Fair Market Value within thirty (30) days after the date of the event resulting in the exercise of a purchase right. Such Class C Interest Fair Market Value shall be determined solely by reference to the Bakery-Cafe on the assumptions that the Bakery-Cafe shall continue to be operated as a Bakery-Cafe, and without discounting for lack of control or marketability. Accordingly, in determining the Class C Interest Fair Market Value, the parties (and if appraisers are appointed, the appraisers) shall not consider, take into account or attribute any value to (and any appraisers shall be so instructed in writing by the parties) any goodwill or other value attributable to Panera’s system or trademarks (other than the right to utilize the system and trademarks in the operation of the Bakery-Cafe), no value shall be attributed to any other bakery-cafe or restaurant or asset of Asiago or the Company, no value shall be attributed to development rights, and no alternative use for such assets shall be considered.

          (ii) If such Class C Member and Asiago cannot agree upon the Class C Interest Fair Market Value within such thirty (30) day period, they shall jointly agree upon a mutually acceptable appraiser within fifteen (15) days thereafter, or, in the event the parties fail to so agree, each party shall appoint an appraiser with the qualifications described in subsection (v) within twenty (20) days following the end of such thirty (30) day period. If either party fails to appoint an appraiser within the twenty (20) day period specified herein, the sole appraiser appointed within such twenty (20) day period shall be the sole appraiser for the purposes of determining the Class C Interest Fair Market Value as described in subsection (i). Such Class C Member and Asiago shall promptly provide notice of the name of the appraiser so appointed by such party to the other. A third appraiser, if the initial two appraisers are appointed, shall be appointed by the mutual agreement of the first two appraisers so appointed, or, if such first two appraisers fail to agree upon a third appraiser within thirty (30) days following their appointment, either such Class C Member or Asiago may demand the appointment of an appraiser be made by the then director of the Regional Office of the American Arbitration Association located nearest to the Company’s then current principal office, in which event the appraiser appointed thereby shall be the third appraiser. Each of the appraisers shall submit to such Class C Member and Asiago, within thirty (30) days after the final appraiser has been appointed, a written appraisal of the Class C Interest Fair Market Value prepared in accordance with subsection (i).

          (iii) If three appraisers are appointed, the Class C Interest Fair Market Value shall be equal to the numerical average of three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than twenty-five percent (25%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative. The amount so determined shall be the Class C Interest Fair Market Value.

          (iv) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all information required and relevant to a valuation of the Bakery-Cafe.

          (v) Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with the Company, Asiago, Panera or such Class C Member), an M.A.I. appraiser or its equivalent, and shall be reasonably competent as an expert to appraise the value of the Bakery-Cafe. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

          (vi) The cost of the appraiser appointed by each party shall be borne by each such party. The cost of the third appraiser, if any, or the sole appraiser, in the event that such Class C Member and Asiago agree upon a single appraiser, shall be borne by Asiago.

     (d)  If, at least five (5) years after the opening of the Bakery-Cafe in which a Class C Member has a Sharing Percentage of more than zero percent (0%), Asiago exercises its purchase right under Section 7.6 or terminates such Class C Member for any reason other than Cause, the purchase price shall be (i) the aggregate Bakery-Cafe Net Profit of the Bakery-Cafe for the twenty-six (26) Periods immediately preceding the Period in which Asiago notifies such Class C Member of the exercise of such purchase right or termination, divided by 2, (ii) multiplied by 6.0, and (iii) multiplied by       percent (     %). By way of example, if the Bakery-Cafe has been open for at least five (5) years, the Membership Interest of such Class C Member is being purchased and the Bakery-Cafe Net Profit for the twenty-six (26) Periods immediately preceding the Period in which Asiago notifies such Class C Member of the exercise of the purchase right hereunder is $1,000,000, the purchase price would be equal to $1,000,000 divided by 2 multiplied by 6.0 multiplied by       percent (     %), or $     .

     (e)  If at least five (5) years from the opening of the Bakery-Cafe in which a Class C Member has a Sharing Percentage of more than zero percent (0%), such Class C Member voluntarily ceases, resigns or terminates his employment with Asiago, or his death or Disability or Bankruptcy occurs, or such Class C Member notifies Asiago of his election to exercise his sale rights under Section 7.7, the purchase price shall be equal to the following: (i) the aggregate Bakery-Cafe Net Profit of the Bakery-Cafe for the twenty-six (26) Periods immediately preceding the Period in which such termination

or notice occurs, divided by 2, (ii) multiplied by 5.0, and (iii) multiplied by       percent (     %).

     7.10 Closing of Purchase. The closing for the purchase and sale described in Section 7.5, Section 7.6 or Section 7.7 shall be held at 10:00 a.m. at the principal office of Asiago no later than thirty (30) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the Class B Member or such Class C Member shall execute and deliver to Asiago such documents, affidavits, general releases and instruments of conveyance as are necessary, in the opinion of legal counsel for the purchasing party, to release Asiago, Panera, the Company and their affiliates from any claim of the Class B Member or such Class C Member and to transfer, convey and validly vest in Asiago good, marketable and absolute title to all of the Membership Interest (or Sharing Percentage and portion of the Capital Account balance) being conveyed free and clear of any lien, claim, pledge, security interest, equities or other encumbrance or interest of any kind or character whatsoever, and Asiago shall pay the applicable purchase price to the Class B Member or such Class C Member.

ARTICLE VIII

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

     8.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles consistently applied. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following:

          A. A current list of the full name and last known business or residence address of each Member and Assignee, together with the current Capital Contributions, Capital Account and Sharing Percentages of each Member;

          B. A current list of the full name and business or residence address of the Manager;

          C. A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Certificate or any amendments thereto have been executed;

          D. Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six (6) most recent taxable years;

          E. A copy of this Agreement and any and all amendment thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed; and

          F. The Company’s books and records as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years.

     8.2 Delivery to Members.

          Each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, to:

               (i) obtain from the Manager a copy of the records described in Sections 8.1A through E and such other information as may be required by law; and

               (ii) obtain from the Manager, promptly after their becoming available, a copy of the Company’s federal, state, and local income tax or information returns for each Fiscal Year.

     Any request by a Member under this Section 8.2 may be made by that Person or that Person’s agent or attorney. Notwithstanding anything to the contrary continued in this Agreement, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

     8.3 Annual Statements. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members’ and Assignees’ federal and state income tax returns. The Manager shall send or cause to be sent to each Member or Assignee within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

     8.4 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

     8.5 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company.

     8.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

     8.7 Tax Matters for the Company Handled by Manager and Tax Matters Partner. The Manager shall from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company and the Members. The Tax Matters Partner shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and shall expend the Company funds for professional services and costs associated therewith. The Tax Matters Partner shall oversee the Company’s tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Partner can no longer serve in that capacity or ceases to be a Member or Manager, as the case may be, the Class A Member may designate another Person to be Tax Matters Partner.

ARTICLE IX

DISSOLUTION AND WINDING UP

     9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

          A. The entry of a decree of judicial dissolution; or

          B. The sale of all or substantially all of the assets of Company.

     Dissolution shall not occur upon the occurrence of any other event.

     9.2 Winding-Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.4. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company.

     9.3 Distributions in Kind. Upon dissolution, Asiago shall have the right to elect to receive a distribution of the Bakery-Cafe owned by the Company. The Class B Member and the Class C Members shall have no right to receive any Bakery-Cafe as a result of the Company’s dissolution. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the Net Profit or Net Loss that would have resulted if such asset were sold for such value, such Net Profit or Net Loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such asset (net of any liability secured by such asset that such Member assumes or takes subject to) taking into account the use of the Company’s assets as franchises of Panera. The fair market value of such asset shall be determined by the Manager.

     9.4 Order of Payment Upon Dissolution. After determining that all known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs. Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

     9.5 Limitations on Payments Made in Dissolution. Each Member shall only be entitled to look solely at the assets of the Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of Net Profits (upon dissolution or otherwise) against the Manager or any other Member.

ARTICLE X

INDEMNIFICATION AND INSURANCE

     10.1 Indemnification of Agents. The Company shall defend and indemnify any Member or Manager and may indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a Manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an “agent”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Manager deems appropriate in their business judgment.

     10.2 Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 10.1 or under applicable law.

ARTICLE XI

CONFIDENTIALITY AND NON-COMPETITION

     11.1 Noncompetition. So long as the Class B Member or a Class C Member is a Member or employee of Asiago or its Affiliates, and for the Class B Member, for the fifty-two (52) weeks thereafter, the Class B Member and a Class C Member shall not, anywhere in the world, individually or jointly with others, directly or indirectly, whether for their own account or for that of any other Person, operate, engage in, own or hold any ownership interest in, have any interest in or lend any assistance to, any Competitive Activity.

     11.2 Confidentiality.

          A. Definition. For the purpose of this Agreement, “Proprietary Information” shall include all information designated by the Company or the Manager, either orally or in writing, as confidential or proprietary, or which reasonably would be considered proprietary or confidential to the business of the Company, including but not limited to suppliers, customers, trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, “Proprietary Information” shall not include information which (i) has entered the public domain or became known other than due to a breach of any obligation of confidentiality owed to the owner of such information; (ii) was known prior to the disclosure of such information other than a result of rendering services for Asiago, Panera or their Affiliates; (iii) became known to the recipient from a source other than a Member or its Affiliate, provided there was no breach of an obligation of confidentiality owed to said Member or its Affiliate; or (iv) was independently developed by the party receiving such information other than a result of rendering services for Asiago, Panera or their Affiliates.

          B. No Disclosure, Use, or Circumvention. The Class B Member and each Class C Member shall not disclose any Proprietary Information to any third parties and will not use any Proprietary Information in that Member’s or Affiliate’s business or any affiliated business without the prior written consent of the Manager, and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Manager. No Member shall contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision.

          C. Maintenance of Confidentiality. The Class B Member and each Class C Member shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

     11.3 Non-Solicitation. During the term of this Agreement and, with respect to the Class B Member and each Class C Member, for a period of twenty four (24) months following such Member’s termination of employment with Asiago for any reason or for no reason, neither the Class B Member nor such Class C Member, as the case may be, shall offer employment to, or hire, any employee of the Company, Asiago, Panera or their Affiliates, or of a franchisee of Panera’s or its Affiliates, or otherwise solicit or induce any employee of any of them to terminate their employment, nor shall any of such Members act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity which solicits or otherwise induces any employee of the Company Asiago, or Panera or their Affiliates, to terminate their employment with such entity.

     11.4 Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Section 11.1, Section 11.2 and Section 11.3 hereof are reasonable and properly required for the adequate protection of the Company’s and Members’ interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 11.1, Section 11.2 or Section 11.3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Company or a Member to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

     In the event it is necessary for the Company or the Class A Member to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in Section 11.1, Section 11.2 or Section 11.3 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys’ fees, of such proceedings including appellate proceedings.

     11.5 Specific Performance. The parties agree that a breach of any of the covenants contained Section 11.1, Section 11.2 and Section 11.3 hereof will cause irreparable injury to the Company or a Member for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Company or injured Member shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Company or Member does apply for such an injunction, that the Company or Member has an adequate remedy at law shall not be raised as a defense.

ARTICLE XII

INVESTMENT REPRESENTATIONS

     Each Member hereby represents and warrants to, and agrees with, the Manager, the other Members, and the Company as follows:

     12.1 Preexisting Relationship or Experience. (i) It has a preexisting personal or business relationship with the Company, the Manager or one or more of its control persons or (ii) by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment.

     12.2 No Advertising. It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

     12.3 Investment Intent. It is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest except as described herein.

     12.4 Consultation with Attorney. Each Member has been advised to consult with its own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent it considers necessary.

     12.5 Tax Consequences. Each Member acknowledges that the tax consequences to it of investing in the Company will depend on its particular circumstances, and neither the Company, the Manager, the Members, nor the partners, shareholders, members, agents, officers, directors, employees, Affiliates, or consultants of any of them will be responsible or liable for the tax consequences to him or her of an investment in the Company. Each Member will look solely to, and rely upon, its own advisers with respect to the tax consequences of this investment.

     12.6 No Assurance of Tax Benefits. Each Member acknowledges that there can be no assurance that the Code or the Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

ARTICLE XIII

MISCELLANEOUS

     13.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Members or Manager or have any force or effect whatsoever. To the extent that any provision of the Certificate conflict with any provision of this Agreement, the Certificate shall control.

     13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     13.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Manager and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     13.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

     13.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

     13.6 Interpretation. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or its counsel.

     13.7 References to this Agreement. Numbered or lettered articles, sections, subsections and exhibits herein contained refer to articles, sections, subsections and exhibits of this Agreement unless otherwise expressly stated.

     13.8 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Missouri in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over it may be effected by service of process by registered or certified mail addressed as provided in Section 13.14 of this Agreement, and that when so made shall be as if served upon it personally.

     13.9 Limitations on Legal Actions. Except with respect to the obligations under Article XI, the Company and each Member waives, to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other parties and the right to recover consequential damages for any claim directly or indirectly arising from or relating to this Agreement. Furthermore, the parties agree that any legal action in connection with this Agreement shall be tried to the court sitting without a jury, and all parties hereto waive any right to have any action tried by jury.

     13.10 Mediation. Except as otherwise provided in this Agreement or an action seeking a restraining order or injunction, any controversy between the parties arising out of this Agreement shall first be submitted to the American Arbitration Association for non-binding mediation in the county in which the Company’s principal office is then located. The costs of the mediation, including any American Arbitration Association administration fee, the mediator’s fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the mediation. The mediation shall be administered by and held in accordance with the Commercial Mediation Rules of the American Arbitration Association.

     13.11 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

     13.12 Severability. Subject to Section 11.4, if any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     13.13 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

     13.14 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Manager at the address specified in Exhibit A. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

     13.15 Amendments. The Manager may from time to time amend Exhibit A and B as provided herein or amend this Agreement to admit new Members and set forth their rights and obligations as described in Section 4.2. All other amendments to this Agreement will be in writing and signed by all Members.

     13.16 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

     13.17 No Interest in Company Property; Waiver of Action for Partition. No Member or Assignee has any interest in specific property of the Company. Without limiting the foregoing, each Member and Assignee irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

     13.18 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     13.19 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section: attorney fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation and prevailing party shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

     13.20 Time is of the Essence. All dates and times in this Agreement are of the essence.

     13.21 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

     13.22 Special Power of Attorney.

          A. Attorney in Fact. Each Member grants the Manager a special power of attorney irrevocably making, constituting, and appointing the Manager as the Member’s attorney in fact, with all power and authority to act in the Member’s name and on the Member’s behalf to execute, acknowledge and deliver and swear to in the execution, acknowledgment, delivery and filing of the following documents:

               (i) Assignments of Membership Interests or other documents of transfer to be delivered in connection with the purchase of a Membership Interest pursuant to any purchase right set forth in this Agreement; and

               (ii) Any other instrument or document that may be reasonably required by the Manager in connection with any of the foregoing.

          B. Irrevocable Power. The special power granted in Section 13.22 A:

               (i) is irrevocable;

               (ii) is coupled with an interest; and

               (iii) shall survive a Member’s death, incapacity or dissolution.

          C. Signatures. The Manager may exercise the special power of attorney granted in Section 13.22 A by a facsimile signature of the Manager or by signature of the Manager.

     All of the Members of                               , LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date written above.

CLASS A MEMBER AND MANAGER:

ASIAGO BREAD, LLC
a Delaware limited liability company

By:

Name:    JOHN M. MAGUIRE
Title:      Senior Vice President, Chief Company and
               Joint Venture Operations Officer

CLASS B MEMBER:

[District Manager]

CLASS C MEMBERS:

[General Manager]

[General Manager]

[General Manager]

EXHIBIT A

CAPITAL CONTRIBUTIONS OF MEMBERS
AND ADDRESSES OF MEMBERS AND MANAGER
AS OF                           , 20

Member's
Capital
Member's Name and Date Added	Member's Address	Contributions

ASIAGO BREAD, LLC	6710 Clayton Road
, 20	Richmond Heights, Missouri 63117	$
[District Manager]
, 20		$
[General Manager]
, 20		$

Total as of , 20		$

Manager's Name	Manager's Address

ASIAGO BREAD, LLC	6710 Clayton Road
Richmond Heights, Missouri 63117

EXHIBIT B

DESIGNATED BAKERY-CAFES
AS OF                           , 20

Location and Date Added	Class B Member	Class C Member